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                                   FORM 8-K

                                CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): December 18, 1997

                           BRITE VOICE SYSTEMS, INC.
      ----------------------------------------------------------------------
      (Exact name of Registrant as specified in its Articles of Incorporation)


          Kansas                        0-17920                  48-0986248
----------------------------    -----------------------      ------------------
(State or other jurisdiction    (Commission File Number)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


250 International Parkway, Suite 300, Heathrow, Florida              32746
-------------------------------------------------------        -----------------
       (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code: (407) 357-1000

                                Not Applicable
                                --------------
         (Former name, or former address, if changed since last report)


ITEM 5.   OTHER EVENTS

     Effective December 12, 1997, Brite Voice Systems, Inc. ("Brite") entered into a Purchase Agreement ("Agreement") with AT&T Corp. ("AT&T"). The Agreement is a general agreement providing the framework for the future purchase by AT&T of telecommunications products, software and services over a period of up to four years. Under the Agreement, AT&T may negotiate and place orders for Brite products, software and services. AT&T's initial order in the approximate amount of $25 million was placed upon signing of the Agreement. The initial order covers new personalized telecommunications services and includes BriteESP architecture platforms, right-to-use licenses for Brite's proprietary software, feature development, spares, test equipment and warranty service. The value of total orders that may be placed under the Agreement over three years may reach $50 to $60 million. As partial consideration for the Agreement, AT&T and Brite entered into a Warrant Purchase Agreement dated December 12, 1997, pursuant to which AT&T has been granted a warrant to purchase up to 1,400,000 shares of Brite common stock at an exercise price of $11.00 per share, subject to adjustment under certain circumstances. AT&T's right to exercise the warrant is subject to certain conditions.


     In connection with the issuance of the warrant, Brite will record a non-cash charge of approximately $5,000,000 associated with the value of the warrant.


     On December 18, 1997, Brite issued a press release concerning the transaction with AT&T, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

   (c)  Exhibits

        99.1 Press release of Brite dated December 18, 1997, relating to Purchase Agreement with AT&T.


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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      BRITE VOICE SYSTEMS, INC.


                                      By: /s/ Glenn A. Etherington
                                          --------------------------------
                                              Glenn A. Etherington
                                              Chief Financial Officer

Dated: December 18, 1997



                            EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION
   99.1          Press release of Brite dated December 18, 1997, relating to
                 Purchase Agreement with AT&T.